Consent of Independent Certified Public Accountants

We have issued our report dated January 13, 1998, accompanying the financial statements of Holloman Construction Co. incorporated by reference in the Rgistration Statement and Prospectus. We consent to the use of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption "Expert"

/s/ Charles Carlson
Odessa, Texas
July 10, 1998